Exhibit 3.173

CERTIFICATE OF INCORPORATION

OF

GEORGETOWN FASHIONS INC.

1. The name of the corporation is GEORGETOWN FASHIONS INC.

2. The purpose of purposes for which the corporation is formed are as follows, to wit:

To manufacture or otherwise produce, purchase or otherwise acquire, sell, let and deal with and in goods, wares, merchandise and personal property of any and every class, kind and description, which a corporation of this kind may lawfully acquire, hold, dispose of and deal in.

To furnish the services of designers, costumers, decorators, caterers, demonstrators, hairdressers, barbers, manicurists, and to supply such other personal services and attendance as may be lawful for a corporation of this kind.

To provide and conduct refreshment rooms, newspaper rooms, reading and writing rooms, dressing rooms, telephone, and other convenience for the use of customers and others.

To grant to other persons or corporations the right or privilege to carry on any kind of business on the premises of the company on such terms as the company shall deem expedient or proper.

To acquire by lease or purchase or otherwise the necessary real estate and stores to conduct the business.

To do all of the things and carry on all of the several lines of business and operations commonly conducted by department stores.

To manufacture, design, style, produce, process, prepare merchandise, buy, sell, transport, distribute, export and import, at wholesale, retail and as jobber, as principal, contractor, broker, sales representative or agent on commission and otherwise generally and in all ways handle, trade and deal, in and with any and all articles and items of men’s, women’s and children’s wearing apparel, clothing, garments, and undergarments, including but not limited to, shirts, coats, trousers, slacks, jackets, sport clothes, dress clothing, play clothes, work clothes, overalls, robes, swimwear, beachwear, leisure wear, playwear, cruise wear, sweaters, rainwear, neckwear, scarves, nightwear, haberdashery, belts, wallets, furnishings, jewelry, footwear, hats, caps, hosiery, athletic wear, camp wear, handkerchiefs, mufflers, knitwear and any and all other articles of general wearing apparel, accessories, novelties and specialties, of every kind, nature and description.

To design, manufacture, operate, buy, sell and deal in and with supplies and materials necessary in the manufacture of or used in connection with the foregoing, and to act as agent, factor or representative of individuals, firms, corporations, partnerships, or other organizations manufacturing, buying, selling, trading, or dealing in and with any and all such articles or materials.

To acquire such property, real and personal, as may be necessary to the conduct of such business.

Without limiting any of the objects, or purposes or powers, of the corporation, it shall be within the powers of the corporation from time to time to do any one or more of all of the acts and things herein set forth, and all such other acts, things and business or businesses in any manner connected therewith, or necessary, convenient or connected therewith, or necessary, convenient or auxiliary thereto, or likely, directly or indirectly, to promote the interests of the corporation or enhance the value of or render profitable any of its property or rights, as such a corporation may lawfully do; in carrying on its business, or for the purpose of attaining or furthering any of its objections, it shall have power to do any and all acts powers which a copartnership or natural person could do and exercise, which now or hereafter may be authorized by law, either as, or by and through principals, agents, representative contractors, factors, lessors, lessees, or other and in any part of the world; in addition, it shall have and exercise all rights, powers and privileges now or hereafter belonging to or conferred upon corporations organized under the provisions of the law authorizing the formation of corporations of its nature.

3. The office of the corporation is to be located in the Town of Smithtown, County of Suffolk, State of New York.

4. The aggregate number of shares which the corporation shall have authority to issue is 200 shares, no par value.

5. The Secretary of State is designated as agent of the corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

Kirschenbaum & Fleischman

1 Penn Plaza

New York, New York 10001

6. The accounting period which the corporation intends to establish as its first calendar or fiscal year for reporting the franchise tax shall end on October 31, 1978.

/s/ Sharon Keithley
90 South Swan Street
Albany, New York 12210

STATE OF NEW YORK

DEPARTMENT OF STATE

FILED JUNE 28, 1978

264080

2